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Exhibit 4.22

DESCRIPTION OF THE REGISTRANT'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES ACT OF 1934

        The following description sets forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

(A)  Description of Common Stock

        Subject to the preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available for that purpose. Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. Our Amended and Restated Bylaws (the "Bylaws") provides that when a quorum is present all matters other than the election of directors shall be determined by a majority of the votes cast on the matter affirmatively or negatively, and all elections of directors shall be determined by a plurality of the votes cast when a quorum is present.. Holders of shares of common stock do not have cumulative voting rights. Holders of our common stock also do not have any conversion, redemption, sinking fund or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of our common stock are, and any shares of common stock that we may issue in the future will be, fully paid and non-assessable.

(B)  Description of Tradable Warrants

        On July 27, 2016, we issued common stock purchase warrants, referred to as our "tradable warrants," to purchase up to 212,810 shares of our common stock. Each tradable warrant is exercisable for one share of common stock at an exercise price equal to $73.80 per share, subject to customary adjustments and as adjusted for our one-for-fifteen reverse stock split effective September 25, 2018. Upon the terms and subject to the limitations on exercise and the conditions set forth in the tradable warrants, the tradable warrants are exercisable at any time on or after July 27, 2016 and on or prior to July 27, 2021. The participating warrants expire on July 27, 2021. The tradable warrants entitle the holder to participate in any dividend or distribution, including any distribution of rights to purchase common stock, to the holders of our common stock. Subject to limited exceptions, a holder of tradable warrants will not have the right to exercise any portion of its participating warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99 or, subject to certain conditions, 9.99%, of the number of shares of our common stock outstanding immediately after giving effect to such exercise. As of the date of this Current Report on Form 10-K there were [    •    ] tradable warrants issued and outstanding.

(C)  Anti-Takeover Effects of the Company's Certificate of Incorporation and By-Laws

        Provisions of our Tenth Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") and Bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Certificate of Incorporation and bylaws will:

  •
  permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (as of December 31, 2019, 1,044,488 shares have been designated as Series A Convertible Preferred Stock, and 1,796,875 shares have been designated as Series B Convertible Preferred Stock);

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  provide that all vacancies on our board of directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

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  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

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  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder's notice;

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  not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election; and

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  provide that special meetings of our stockholders may be called only by the board of directors or by such person or persons requested by a majority of the board of directors to call such meeting.

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  Exhibit 4.22
DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES ACT OF 1934